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
                                                                                                             For Nine Months
                                              For the Year Ended December 31,                               Ended September 30,
                                     ------------------------------------------------------------     ------------------------------
                                                             Historical                  Pro Forma       Historical        Pro Forma
                                     -------------------------------------------------   ---------    -----------------    ---------
                                      1993      1994       1995       1996       1997       1997       1997       1998       1998
                                     ------    ------     ------     ------     ------     ------     ------     ------     ------
Income (loss) before income
   taxes, minority interest
   and extraordinary item            (2,424)   (3,596)   (12,860)   (18,910)   (20,042)   (30,369)   (12,664)   (17,060)   (24,153)

Fixed Charges:

Interest Expense                      3,141     4,975     14,199     20,633     21,299     30,824     15,194     17,133     23,333

Interest portion of rental
   expense                               88       113        264        428        464        464        348        348        348

Dividends on unconsolidated
   subsidiary                            --        --         --        101        101         --         75         75         --
                                     ------    ------    -------    -------    -------    -------    -------    -------    -------
Earnings                                805     1,492      1,603      2,252      1,822        919      2,953        496       (472)

Fixed charges:

   Interest expense                   3,141     4,975     14,199     20,633     21,299     30,824     15,194     17,133     23,333

   Interest portion of rental
      expense                            88       113        264        428        464        464        348        348        348

   Dividends on unconsolidated
      subsidiary                         --        --         --        101        101         --         75         75         --
                                     ------    ------    -------    -------    -------    -------    -------    -------    -------
Total Fixed Charges                   3,229     5,088     14,463     21,162     21,864     31,288     15,617     17,556     23,681


Ratio of Earnings to Fixed Charges      n/a       n/a        n/a        n/a        n/a        n/a        n/a        n/a        n/a


Earnings inadequate to cover
fixed charges:

   Fixed charges                      3,229     5,088     14,463     21,162     21,864     31,288     15,617     17,556     23,681

   Earnings                             805     1,492      1,603      2,252      1,822        919      2,953        496       (472)
                                     ------    ------    -------    -------    -------    -------    -------    -------    -------
   Amount earnings inadequate        (2,424)   (3,596)   (12,860)   (18,910)   (20,042)   (30,369)   (12,664)   (17,060)   (24,153)
                                     ======    ======    =======    =======    =======    =======    =======    =======    =======

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